EXHIBIT 99.2

SELECTED FINANCIAL DATA

BIO-RAD LABORATORIES, INC.

(in thousands, except per share data)

	Year Ended December 31,
	2001	2002	2003
Income Statement Data:
Net sales	$789,639	$865,006	$979,631
Cost of goods sold	345,964	365,451	423,401

Gross profit	443,675	499,555	556,230
Selling, general and administrative expense	257,684	281,579	317,524
Product research and development expense	73,922	79,788	91,273
Purchased in process research and development expense	—	—	—
Goodwill amortization(1)	7,746	—	—
Loss on divestitures(2)	5,150	—	—
Interest expense	24,088	28,207	31,006
Foreign exchange losses	2,097	5,441	4,080

Other (income) expense, net	10,031	(678)	(3,012)

Income from continuing operations before taxes	62,957	105,218	115,359
Provision for income taxes	(20,132)	(36,692)	(38,055)

Income from continuing operations	42,825	68,526	77,304
Discontinued operations(3) Income (loss) from discontinued operations (net of tax)	1,354	(663)	(1,133)

Gain on divestiture (net of tax)	—	—	—

Total income (loss) from discontinued operations	1,354	(663)	(1,133)

Net income	$44,179	$67,863	$76,171

Basic earnings per share:
Continuing operations	$1.74	$2.73	$3.04

Discontinued operations	0.05	(0.03)	(0.04)

Basic earnings per share(4)	$1.79	$2.70	$3.00

Diluted earnings per share:
Continuing operations	$1.68	$2.63	$2.94
Discontinued operations	0.06	(0.02)	(0.04)

Diluted earnings per share(4)	$1.74	$2.61	$2.90

Cash dividends paid per common share	—	—	—

	Year Ended December 31,
	2001	2002	2003
Balance Sheet Data (at period end):
Cash	$47,129	$27,733	$148,642
Total assets	$684,028	$720,703	$986,858
Long-term debt, net of current maturities	$188,423	$105,768	$225,835
Total debt	$198,354	$113,254	$236,258
Stockholders’ equity	$283,877	$383,087	$495,807

(1)	In 2002, Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” became effective. We adopted SFAS No. 142 and ceased to amortize approximately $77.7 million of goodwill. We had recorded approximately $7.7 million of amortization of these amounts during 2001. In lieu of amortization, we were required to perform an initial impairment review of goodwill in 2002 and an annual impairment review thereafter. We did not record an impairment charge upon completion of the initial impairment review. However, there can be no assurance that a material impairment charge will not be recorded in future periods.
(2)	In 2001, we experienced a loss of $5.2 million on sale of the assets and certain liabilities of our spectroscopy business.
(3)	On May 31, 2004, we sold a group of the Life Science Division’s assets and transferred certain liabilities that comprise a substantial portion of our confocal microscopy product line to Carl Zeiss Jena GMBH. Proceeds received were $19.8 million and costs included net assets of $5.7 million, lease settlements of $6.7 million and severance, legal and other costs of $1.7 million resulting in a pre-tax gain of $5.7 million. Payments on the lease liabilities will continue until 2008. All other costs should be settled by December 31, 2004. As required by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” with the disposition of this asset group, the sales and expenses related to this product line for current and prior periods have been reclassified as a separate line on the income statement titled “Discontinued Operations.” The discontinued operations generated net sales of $27.9 million, $27.7 million and $23.8 million for the twelve months ended December 31, 2001, 2002 and 2003, respectively. Pre-tax operating income attributable to discontinued operations for the twelve months ended December 31, 2001 was $2.0 million. The pre-tax operating losses attributable to the discontinued operations for the twelve months ended December 31, 2002 and 2003 were $0.8 million and $1.7 million, respectively.
(4)	Restated to give effect to a two-for-one stock split in the form of a 100% stock dividend in 2002.